Exhibit n.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Solar Capital Ltd.:

We consent to the use of our reports, dated February 22, 2012, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting for Solar Capital Ltd. and to the references to our firm under the headings “Selected Financial and Other Data” and “Independent Registered Public Accounting Firm” in the prospectus and under the heading “Independent Registered Public Accounting Firm” in the prospectus supplement.

New York, New York

June 7, 2012